PRESS RELEASE
FOR IMMEDIATE RELEASE	RSH-2008-0037

Investor Contact:	Media Contact:
Phyllis Proffer	Charles Hodges
Vice President, Investor Relations	Media Relations
(817)415-3189	(817)415-3300
investor.relations@radioshack.com	media.relations@radioshack.com

RadioShack Corporation Becomes Sole Owner
of Radio Shack de Mexico

Fort Worth, Texas, December 16, 2008 – RadioShack Corporation (NYSE: RSH) today announced that it has become the sole owner of Radio Shack de Mexico, S.A. de C.V. after purchasing the interest in the joint venture held by Grupo Gigante, S.A.B. de C.V.  for approximately $43 million in cash.  Radio Shack de Mexico has approximately 200 RadioShack branded stores throughout Mexico.

Commenting on the acquisition, Chairman and Chief Executive Officer Julian Day said, “Radio Shack de Mexico represents an attractive growth platform for our company.  This is a business we know well through our experience with the joint venture and the RadioShack brand has strong equity among consumers in Mexico.”

RadioShack will operate the stores and related general office, service center and distribution center in Mexico as a wholly-owned subsidiary.   All of the stores and support facilities are leased locations.  The stores average approximately 1,300 square feet and are primarily located in shopping centers.  Radio Shack de Mexico employs approximately 1,200 people.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”).  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance.  Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products and other risks associated with the company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and its Current Report on Form 8-K filed on October 23, 2008.

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About RadioShack Corporation

RadioShack Corporation (NYSE: RSH) is one of the nation’s most experienced and trusted consumer electronics specialty retailers.  Operating from convenient and comfortable neighborhood and mall locations, RadioShack stores deliver personalized product and service solutions within a few short minutes of where most Americans either live or work.  The company has a presence through approximately 4,400 company-operated stores, 1,400 dealer outlets in the United States and nearly 700 wireless phone kiosks. RadioShack’s dedicated force of knowledgeable and helpful sales associates has been consistently recognized by several independent groups as providing the best customer service in the consumer electronics and wireless industries.  For more information on RadioShack Corporation, or to purchase items online, visit www.radioshack.com.

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